Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Samuel L. Hillard	Eileen L. Beck
	(717) 225-2743	(717) 225-2793

GLATFELTER REPORTS SECOND QUARTER 2019 RESULTS

YORK, Pennsylvania – July 30, 2019 – Glatfelter (NYSE: GLT) a leading global supplier of engineered materials, today reported its results for the second quarter of 2019.  Due to the divestiture of Specialty Papers in October 2018, its results are classified as discontinued operations for all periods presented in this release.  The Company’s second quarter 2019 and 2018 results are summarized in the following table:

	Three months ended June 30
	2019		2018
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$5,831	$0.13	$(7,399)	$(0.17)
Income from continuing operations	6,293	0.14	1,280	0.03
Adjusted earnings from continuing operations	8,452	0.19	4,039	0.09

On an adjusted basis, earnings from continuing operations for the second quarter of 2019 were $8.5 million, or $0.19 per share compared with $4.0 million, or $0.09 per share, for the same period a year ago.  Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release.

Consolidated net sales totaled $235.1 million and $215.7 million for the three months ended June 30, 2019 and 2018, respectively.  Excluding the Steinfurt, Germany acquisition and on a constant currency basis, Advanced Airlaid Materials’ net sales increased by 11.7% and Composite Fibers’ net sales decreased by 3.0%.

“Our second quarter results reflect solid overall performance including a record quarter for Advanced Airlaid Materials and meaningful progress towards our previously announced cost reduction targets,” said Dante C. Parrini, Chairman and Chief Executive Officer.  “Our Airlaid Materials business continued its strong growth trajectory, increasing both volumes and operating profit approximately 40% over the prior-year period, building on the momentum from earlier this year.  Shipment growth in the legacy business was led by wipes, table top and adult incontinence products.  In Composite Fibers, we delivered sequential quarter improvement in volumes and profitability, although this business was impacted by competitive market pressure and weak demand for wallcover and metallized products.”

Mr. Parrini continued, “Entering the second half of 2019, we remain focused on delivering our commitments as we continue to shape the new Glatfelter into a higher-margin, growth-oriented engineered materials company.  Airlaid Materials is well positioned to achieve 10% legacy volume growth for the full year and we continue to expect the Steinfurt acquisition to deliver $7 million to $9 million of operating profit in 2019.  While Composite Fibers saw some positive signs this quarter, we expect its volumes in 2019 to be flat to slightly down versus the prior year.  Furthermore, we remain on track to achieve our previously announced corporate cost reductions of $14 million to $16 million by the end of 2020.”

Glatfelter Reports Second Quarter 2019 Results	page 2

New Operating Model Leadership

Glatfelter also announced key leadership changes as the Company executes on its previously announced transition to a functional operating model. Under the new structure, the roles of business unit presidents are being replaced by senior executives responsible for the Company’s global commercial and integrated supply chain functions.  These roles will be part of the senior executive leadership team led by Mr. Parrini.

Christopher W. Astley will be promoted to Senior Vice President, Chief Commercial Officer, with responsibility for global sales, marketing, customer service and innovation, effective August 1, 2019.  He will continue to report to Dante Parrini.  The Company is also undergoing an external search for a global supply chain leader and will provide an update once an executive has been named.

“With this change, we are taking the next step in our strategic transformation.  Chris is a proven leader capable of driving the changes necessary to make Glatfelter a more innovative and growth-oriented organization,” said Mr. Parrini. “I look forward to working with the entire leadership team and all of our employees worldwide to make the new Glatfelter a flatter, more agile and integrated engineered materials company.”

Mr. Astley joined Glatfelter in 2010 as the Vice President, Corporate Strategy before assuming the role of Senior Vice President and Business Unit President for the Advanced Airlaid Materials business in 2015.  Under his leadership, Glatfelter successfully executed the airlaid growth strategy with notable achievements such as the start-up of the Fort Smith, Arkansas facility and the acquisition of the Steinfurt, Germany facility, making Glatfelter the largest producer of airlaid materials in the world.

The Company will continue to include the operating segment results of Composite Fibers and Advanced Airlaid Materials for financial reporting purposes.

Second Quarter Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended June 30
	2019		2018
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$5,831	$0.13	$(7,399)	$(0.17)
Exclude: Loss from discontinued operations, net of tax	462	0.01	8,679	0.20
Income from continuing operations	6,293	0.14	1,280	0.03
Adjustments (pre-tax)
Cost optimization actions	1,984		—
Strategic initiatives	142		1,727
Airlaid capacity expansion costs	—		1,672
Timberland sales and related costs	(423)		(565)
Total adjustments (pre-tax)	1,703		2,834
Income taxes (1)	456		(247)
U.S. Tax Reform	—		172
Total after-tax adjustments	2,159	0.05	2,759	0.06
Adjusted earnings from continuing operations	$8,452	$0.19	$4,039	$0.09

(1)

Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related $0.5 million increase in our valuation allowance related to the termination of our qualified pension plan.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Glatfelter Reports Second Quarter 2019 Results	page 3

Second Quarter Business Unit Results

Composite Fibers

	Three months ended June 30
Dollars in thousands	2019	2018	Change

Tons shipped (metric)	34,523	36,686	(2,163)	(5.9)%
Net sales	$132,581	$142,934	$(10,353)	(7.2)%
Operating income	12,985	13,179	(194)	(1.5)%
Operating margin	9.8%	9.2%

Composite Fibers’ net sales decreased $10.4 million, or 7.2%, primarily due to a 5.9% decline in shipping volumes.  The decline in shipping volumes was primarily due to metallized and wallcover products, which were lower by 17.4% and 10.5%, respectively.  Currency translation was unfavorable by $6.0 million.

Composite Fibers’ second quarter of 2019 operating income totaled $13.0 million, down slightly from the prior-year quarter.  Lower shipping volumes impacted results by $1.3 million.  Higher raw material prices of $1.5 million were partially offset by higher selling prices and improved operations totaling $0.8 million.  Currency favorably impacted results by $1.8 million compared to the year-ago quarter reflecting hedging instruments that matured, more than offsetting the impact of a lower Euro translation rate.  Composite Fibers’ operating margin increased by 60 basis points primarily due to an improved product mix and cost optimization initiatives.

Advanced Airlaid Materials

	Three months ended June 30
Dollars in thousands	2019	2018	Change

Tons shipped (metric)	34,041	24,499	9,542	38.9%
Net sales	$102,472	$72,808	$29,664	40.7%
Operating income	10,362	7,554	2,808	37.2%
Operating margin	10.1%	10.4%

Advanced Airlaid Materials’ net sales increased $29.7 million primarily due to the Steinfurt acquisition and a 9.6% organic increase in shipping volumes reflecting strong growth in wipes, hygiene and table top products.  Higher average selling prices contributed $0.8 million and currency translation was unfavorable by $2.2 million.

Operating income for the second quarter of 2019 increased $2.8 million primarily due to higher shipping volumes and the Steinfurt acquisition.  Higher selling prices were partially offset by $0.4 million of higher raw material and energy costs.

Other Financial Information

The amount of “Other and Unallocated” expense in our table of Business Unit Performance totaled $8.3 million in the second quarter of 2019 compared with $13.1 million in the second quarter of 2018.  Excluding the items identified to present “adjusted earnings,” unallocated expenses for the second quarter of 2019 declined $3.7 million compared to the second quarter of 2018, primarily reflecting the impact of corporate cost reduction initiatives.

Interest expense, net totaled $1.6 million in the second quarter of 2019 compared with $3.8 million in the same quarter of 2018, reflecting the debt refinancing completed in early 2019.

In the second quarter of 2019, the Company recorded an income tax provision of $5.7 million on income from continuing operations of $11.9 million.  On adjusted pre-tax income of $13.7 million, income tax expense was $5.2 million compared to $5.9 million and $1.9 million, respectively, in the second quarter of 2018.  The Company currently estimates its full-year 2019 effective tax rate on adjusted earnings will be approximately 38%.

Glatfelter Reports Second Quarter 2019 Results	page 4

Year-to-Date Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Six months ended June 30
	2019		2018
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$11,117	$0.25	$(1,683)	$(0.04)
Exclude: (Income) loss from discontinued operations, net of tax	(221)	-	5,227	0.12
Income from continuing operations	10,896	0.25	3,544	0.08
Adjustments (pre-tax)
Cost optimization actions	5,907		—
Airlaid capacity expansion costs	1,014		4,705
Debt refinancing	992		—
Strategic initiatives	249		2,195
Fox River environmental matter	(2,509)		—
Timberland sales and related costs	(881)		(1,680)
Total adjustments (pre-tax)	4,772		5,220
Income taxes (1)	67		(813)
U.S. Tax Reform	—		(8)
Total after-tax adjustments	4,839	0.11	4,399	0.10
Adjusted earnings from continuing operations	$15,735	$0.35	$7,943	$0.18
(1)

Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related $0.5 million increase in our valuation allowance related to the termination of our qualified pension plan.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Balance Sheet and Other Information

Cash and cash equivalents totaled $58.9 million as of June 30, 2019, and net debt was $326.1 million compared with $269.1 million at the end of 2018.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during the first six months of 2019 and 2018, totaled $10.6 million and $25.9 million, respectively.  Adjusted free cash flow for the six months of 2019 was $(29.9) million compared with $(37.2) million in 2018.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Discontinued Operations

On October 31, 2018, we completed the previously announced sale of our Specialty Papers business unit on a cash-free and debt-free basis to Pixelle Specialty Solutions LLC, an affiliate of Lindsay Goldberg for $360 million.

The results of operations for our Specialty Papers business unit have been classified as discontinued operations for all periods presented in the consolidated statements of income.

Glatfelter Reports Second Quarter 2019 Results	page 5

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its second quarter results.  The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation which includes significant financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance.  Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2019 Earnings Release Conference Call

When:	Tuesday, July 30, 2019, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	6685446

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	July 30, 2019, 2:00 p.m. through August 13, 2019, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	6685446

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Second Quarter 2019 Results	page 6

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended June 30		Six months ended June 30
In thousands, except per share	2019	2018	2019	2018
Net sales	$235,053	$215,742	$464,186	$426,949
Costs of products sold	197,553	182,443	391,069	357,090
Gross profit	37,500	33,299	73,117	69,859
Selling, general and administrative expenses	22,800	26,185	47,422	56,116
Gains on dispositions of plant, equipment and timberlands, net	(423)	(574)	(1,092)	(1,690)
Operating income	15,123	7,688	26,787	15,433
Non-operating income (expense)
Interest expense	(1,865)	(3,822)	(6,611)	(7,272)
Interest income	241	26	746	80
Other, net	(1,551)	(799)	(2,513)	(1,122)
Total non-operating expense	(3,175)	(4,595)	(8,378)	(8,314)
Income from continuing operations before income taxes	11,948	3,093	18,409	7,119
Income tax provision	5,655	1,813	7,513	3,575
Income from continuing operations	6,293	1,280	10,896	3,544

Discontinued operations:
Income (loss) before income taxes	(485)	(18,517)	229	(14,058)
Income tax provision (benefit)	(23)	(9,838)	8	(8,831)
Income (loss) from discontinued operations	(462)	(8,679)	221	(5,227)
Net income (loss)	$5,831	$(7,399)	$11,117	$(1,683)

Basic earnings per share
Income from continuing operations	$0.14	$0.03	$0.25	$0.08
Income (loss) from discontinued operations	(0.01)	(0.20)	0.01	(0.12)
Basic earnings (loss) per share	$0.13	$(0.17)	$0.26	$(0.04)

Diluted earnings (loss) per share
Income from continuing operations	$0.14	$0.03	$0.25	$0.08
Income (loss) from discontinued operations	(0.01)	(0.20)	-	(0.12)
Diluted earnings (loss) per share	$0.13	$(0.17)	$0.25	$(0.04)

Cash dividend declared per common share	$0.13	$0.13	$0.26	$0.26

Weighted average shares outstanding
Basic	44,140	43,770	44,084	43,735
Diluted	44,382	44,487	44,351	44,531

Glatfelter Reports Second Quarter 2019 Results	page 7

Business Unit Financial Information

(unaudited)

Three months ended June 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Other and Unallocated		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Net sales	$132.6	$142.9	$102.5	$72.8	$—	$—	$235.1	$215.7
Costs of products sold	109.6	118.0	87.8	62.8	0.2	1.6	197.6	182.4
Gross profit (loss)	23.0	24.9	14.7	10.0	(0.2)	(1.6)	37.5	33.3
SG&A	10.0	11.7	4.3	2.4	8.5	12.1	22.8	26.2
Gains on dispositions of plant, equipment
and timberlands, net	—	—	—	—	(0.4)	(0.6)	(0.4)	(0.6)
Total operating income (loss)	13.0	13.2	10.4	7.6	(8.3)	(13.1)	15.1	7.7
Non operating expense	—	—	—	—	(3.2)	(4.6)	(3.2)	(4.6)
Income (loss) before income taxes	$13.0	$13.2	$10.4	$7.6	$(11.5)	$(17.7)	$11.9	$3.1

Supplementary Data
Metric tons sold (thousands)	34.5	36.7	34.0	24.5	—	—	68.5	61.2
Depreciation, depletion and amortization	$6.6	$7.2	$5.3	$3.5	$0.8	$1.2	$12.7	$11.9
Capital expenditures	1.5	2.8	2.8	2.5	0.5	0.6	4.8	5.9

Six months ended June 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Other and Unallocated		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Net sales	$261.3	$284.5	$202.9	$142.4	$—	$—	$464.2	$426.9
Costs of products sold	216.1	232.7	173.8	122.5	1.2	1.9	391.1	357.1
Gross profit (loss)	45.2	51.8	29.1	19.9	(1.2)	(1.9)	73.1	69.9
SG&A	20.8	23.3	8.7	5.1	17.9	27.7	47.4	56.1
Gains on dispositions of plant, equipment
and timberlands, net	—	—	—	—	(1.1)	(1.7)	(1.1)	(1.7)
Total operating income (loss)	24.4	28.5	20.4	14.8	(18.0)	(27.9)	26.8	15.4
Non operating expense	—	—	—	—	(8.4)	(8.3)	(8.4)	(8.3)
Income (loss) before income taxes	$24.4	$28.5	$20.4	$14.8	$(26.4)	$(36.2)	$18.4	$7.1

Supplementary Data
Metric tons sold (thousands)	66.1	73.0	67.2	48.3	—	—	133.3	121.4
Depreciation, depletion and amortization	$13.3	$14.6	$10.5	$6.3	$1.7	$2.3	$25.5	$23.2
Capital expenditures	4.7	7.9	5.0	15.6	0.9	2.4	10.6	25.9

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Six months ended June 30
In thousands	2019	2018

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(19,285)	$(23,873)
Investing activities	(11,581)	(24,201)
Financing activities	(40,353)	28,665

Depreciation, depletion and amortization	25,520	23,195
Capital expenditures	10,633	25,937

	June 30	December 31
	2019	2018
Balance Sheet Data
Cash and cash equivalents	$58,945	$142,685
Total assets	1,295,990	1,339,754
Total debt	385,030	411,747
Shareholders’ equity	543,119	538,898

Glatfelter Reports Second Quarter 2019 Results	page 8

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure.  The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP.  Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of composite fibers papers and airlaid non-woven materials.  Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans.  For purposes of determining adjusted earnings, the following items are excluded:

•

Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and related integration costs.

•

Airlaid capacity expansion. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Fort Smith, Arkansas and implementation of a new business system.

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company including costs related to the organizational change to a functional operating model.  The costs are primarily related to executive separation, other headcount reduction efforts, professional fees, asset write-offs and certain contract termination costs. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular business unit or the corporate function.

•	Debt refinancing costs. Represents a charge to write-off unamortized debt issuance costs in connection with the redemption of the Company’s $250 million, 5.375% Notes.
•

Fox River environmental matter. This adjustment reflects a decrease in the Company’s overall reserve included in income for the Fox River matter primarily due to the resolution of the litigation in the first quarter of 2019.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows.  These adjustments are irregular in timing and amount and may significantly impact our operating results.

•

U.S. Tax Reform. These adjustments reflect amounts estimating the impact of the Tax Cuts and Jobs Act (“TCJA”) which was signed into law on December 22, 2017.  The TCJA includes, among many provisions, a tax on the mandatory repatriation of earnings of the Company’s non-U.S. subsidiaries and a change in the corporate tax rate from 35% to 21%.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period.  However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.  Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Six months ended June 30
In thousands	2019	2018

Cash from operations	$(19,285)	$(23,873)
Less: Capital expenditures	(10,633)	(25,937)
Add back: Airlaid capacity expansion	-	12,619
Adjusted free cash flow	$(29,918)	$(37,191)

Net Debt	June 30	December 31
In thousands	2019	2018

Current portion of long-term debt	$23,238	$10,785
Long term debt	361,792	400,962
Total	385,030	411,747
Less: Cash	(58,945)	(142,685)
Net Debt	$326,085	$269,062

Glatfelter Reports Second Quarter 2019 Results	page 9

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter (NYSE: GLT) is a leading global supplier of engineered materials.  The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in York, PA, the Company’s annualized net sales approximate $950 million with customers in over 100 countries and approximately 2,600 employees worldwide.  Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines.  Additional information about Glatfelter may be found at www.glatfelter.com.